Exhibit 99.3

SELECTED UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined statement of operations and related notes are presented for informational purposes only to show the pro forma effects of the acquisition of Kleeneze Limited (“Kleeneze”).  The pro forma combined statements of operations for the year ended December 31, 2014 for JRjr33, Inc. (formerly, "CVSL Inc.") and the 52-week period ended December 26, 2014 for Kleeneze Ltd. are presented to show income from continuing operations as if the Kleeneze acquisition occurred as of the beginning of the 2014 fiscal year for JRjr33, Inc. (formerly, "CVSL Inc."). The acquisition actually took place on March 24, 2015. An unaudited pro forma combined condensed balance sheet as of December 31, 2014 is not presented for the acquisition of Kleeneze because the balance sheet of Kleeneze, including related acquisition adjustments, is included in our consolidated balance sheet presented in our quarterly report on Form 10-Q as of March 31, 2015. In lieu of presenting the unaudited condensed combined balance sheet as of December 31, 2014, we have included in the related notes the purchase price allocation as of the acquisition date.

The historical profit and loss accounts of each of these entities have been prepared in accordance with generally accepted accounting principles in the United States (US GAAP). The unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the transactions have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification 805, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma combined financial information. Pro forma adjustments reflect those adjustments which are directly related to the acquisition and are factually determined and are expected to have a recurring impact.

The pro forma amounts are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma combined statement of operations.  The pro forma amounts are not necessarily indicative of the financial results that would have been attained had the acquisition of Kleeneze occurred on the date referenced above and should not be viewed as indicative of operations in future periods.  The unaudited pro forma combined statement of operations should be read in conjunction with notes thereto in this Form 8-K as well as the Registrant’s historical financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2014. The unaudited combined balance sheet of JRjr33, Inc. (formerly, "CVSL Inc.") and Kleeneze can be found in the Form 10-Q for the quarter ending March 31, 2015.

The unaudited pro forma combined financial information has been prepared from, and should be read in conjunction with, (i) the respective historical consolidated financial statements for our company included in our Annual Report on Form 10-K for the year ended December 31, 2014, (ii) the historical consolidated financial results of our company included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and (iii) the historical financial statements and related notes of Kleeneze Ltd. included in Exhibit 99.1 of this 8/K-A.

Exhibit 99.3

JRjr33, Inc. (formerly, "CVSL Inc.") and Kleenze Ltd. Pro Forma Combined Statement of Operations (Unaudited)
JRjr33, Inc. (formerly, "CVSL Inc.") For The Year Ended December 31, 2014
Kleeneze Ltd. For 52-Week Period Ended December 26, 2014

	JRjr33, Inc. (Formerly, "CVSL Inc.") Year Ended December 31, 2014	Kleeneze Ltd. 52-Week Period Ended December 26, 2014	Adjustments	Pro Forma Combined
Revenues	$108,811	$62,772		$171,583
Program costs and discounts	(27,443)	—		(27,443)
Net revenues	81,369	62,772		144,140
Costs of sales	28,927	22,095		51,022
Gross profit	52,442	40,677		93,118
Commissions and incentives	24,981	26,862		51,842
Gain on sale of assets	(886)	—		(886)
Impairment of goodwill	489	—		489
Selling, general and administrative	47,993	13,280	290 (1)	61,563
Operating loss	(20,134)	535	(290)	(19,889)
Loss on marketable securities	845	—		845
Interest expense, net	1,857	(3,729)	3,765 (2,3)	1,893
(Loss) income from continuing operations before income tax provision	(22,836)	4,264	(4,055)	(22,627)
Income tax provision	829	—		829
Net (loss) income	(23,665)	4,264	(4,055)	(23,456)
Net loss attributable to non-controlling interest	4,592	—		4,592
Net (loss) income attributed to common stockholders	$(19,073)	4,264	(4,055)	$(18,864)
Basic and diluted loss per share:
Weighted average common shares outstanding	47,688,157	N/A	N/A	47,688,157
Loss from continuing operations	$—	N/A	N/A	$—
Net loss attributable to common stockholders	$—	N/A	N/A	$—

Exhibit 99.3

JRjr33, Inc. (formerly, "CVSL Inc.")
NOTES TO UNAUDITED PRO FORMA COMBINED STATMENT OF OPERATIONS

1.	Basis of Presentation

The acquisition of Kleeneze Limited is described elsewhere in this current report on Form 8-K.  The unaudited pro forma combined statement of operations for the year ending December 31, 2014 is based on the financial statements for JRjr33, Inc. (formerly, "CVSL Inc.") as of December 31, 2014, the unaudited financial statements for Kleeneze Ltd. as of December 26, 2014 and the adjustments and assumptions described below. The unaudited consolidated balance sheet of JRjr33, Inc. (formerly, "CVSL Inc."), which includes Kleeneze, can be found in the Form 10-Q for the quarter ending March 31, 2015.

2. Consideration Transferred and Purchase Price Allocation

On March 24, 2015, the Company completed the acquisition of Kleeneze Limited (“Kleeneze”), a direct-to-consumer business based in the United Kingdom. Kleeneze offers a wide variety of cleaning, health, beauty, home, outdoor and other products to customers across the United Kingdom and Ireland. We believe that with the experience our executive team has in the direct to consumer business, we could run the business in a profitable, efficient manner. Also, the acquisition provides the Company with a significant footprint in the UK and provides the Company with access to the rest of the European market.

Pursuant to the terms of a Share Purchase Agreement with Findel Plc (“Findel”), the Company purchased 100% of the shares of Kleeneze from Findel for total consideration of $5.1 million. The consideration included $3.0 million of senior secured debt provided by HSBC Bank PLC, which has a term of two years and an interest rate per annum of 0.60% over the Bank of England Base Rate as published from time to time (an interest rate of approximately 1.1% at the time of the purchase). The remaining $2.1 million of consideration consisted of cash. Approximately $1.9 million in cash was acquired by the Company as part of the transaction at closing.

The Kleeneze acquisition was accounted for under the acquisition method of accounting. The assets acquired and liabilities assumed by the Company were recognized at their fair value at the acquisition date. The Company incurred approximately $113,000 of acquisition-related costs, all of which were expensed and included in general and administrative expenses on the Company's consolidated statement of operations.

The following summary represents the second preliminary fair value of Kleeneze as of the acquisition date, March 24, 2015. As a result of the purchase price allocation, we have recognized a bargain purchase gain of approximately $2.9 million.

Exhibit 99.3

(in thousands)
Consideration	$5,100
Amounts recognized for assets acquired and liabilities assumed:
Current assets, including $2,986 of accounts receivable and $6,282 of inventory	12,208
Other long-term assets	764
Identifiable intangible assets	2,239
Current liabilities	(6,495)
Other long-term liabilities (a)	(746)
Net assets acquired	7,970

Gain on acquisition of Kleeneze	$(2,870)
(a) The other long-term liabilities includes $746,000 of deferred tax liability generated as part of the acquisition. This deferred tax liability was directly offset against the gain on the acquisition.

2. Consideration Transferred and Purchase Price Allocation (continued)

As part of the purchase price allocation, the Company has determined that the identifiable intangible assets are trade name and distributor agreements. The Company valued these intangible assets using the Discounted Cash Flow Method. The trade name has an indefinite useful life and is not subject to amortization. The distributor agreements are being amortized over 5 years in accordance with historical turnover of distributors at approximately 20% attrition per year.

As can be seen in the above table, the Company realized a $2.9 million gain on the acquisition of Kleeneze, which was recorded to "Gain on acquisition of a business" in the Company's Consolidated Statement of Operations. The transaction resulted in a gain primarily due to the significantly low purchase price, which is a result of the continual declines in revenues and operating profits Kleeneze had seen prior to the acquisition.

3.    Pro Forma Adjustments

The unaudited pro forma combined statement of operations reflects the following adjustments:

(1) Amortization of the intangibles related to the distributor relationships acquired from Kleeneze Ltd. by JRjr33, Inc.

(2)  Recording the interest payment to HSBC Bank PLC, in accordance with the bank debt associated with the acquisition of Kleeneze Limited, which would have been a total of $36,258 for the 52 week period ending December 26, 2014.

(3) Adjusting out interest income related to an intercompany loan between Kleeneze Ltd. and its former owner, Findel PLC, which would have been a total of $3.7 million for the 52 week period ending December 26, 2014.